Exhibit 4.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KOPIN CORPORATION

Kopin Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”), resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, as amended to date (the “Charter Amendment”) and declaring said Charter Amendment to be advisable and directing the stockholders of the Corporation to consider said Charter Amendment and to indicate their approval and adoption thereof. The resolution setting forth the amendment is as follows:

RESOLVED: That the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation be and hereby is amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million Three Thousand (200,03,000) shares, consisting of (i) Two Hundred Million (200,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) Three Thousand (3,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

RESOLVED: That except as expressly amended hereby no other aspect of such Article Fourth shall be modified hereby.

SECOND: That thereafter, pursuant to said resolutions of its Board, the holders of record of not less than a majority of the issued and outstanding shares of Common Stock. par value $.0.01 per share, of said Corporation, representing not less than the minimum number of votes necessary to authorize and take the actions set forth therein, duly adopted said Charter Amendment at a meeting of the holders of Common Stock called for such purpose in accordance with Sections 211 and 222 of the General Corporation Law.

THIRD: That said Charter Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 11th day of June, 2024.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on June 11, 2024.

KOPIN CORPORATION

By:	/s/ Erich Manz
Name:	Erich Manz
Title:	Treasurer and Chief Financial Officer

[Kopin – Signature Page to Certificate of Amendment to Charter]